UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 22, 2012

LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2012, LodgeNet Healthcare, Inc. (“LodgeNet Healthcare”), a wholly-owned subsidiary of LodgeNet Interactive Corporation (the “Company”) entered into a new Executive Employment Agreement (the “Agreement”) with Mr. Gary Kolbeck, President of LodgeNet Healthcare, effective as of January 1, 2012.  Under the Agreement, Mr. Kolbeck’s employment with LodgeNet Healthcare continues through December 31, 2012 and will automatically renew for additional terms of one year unless notice of termination is given prior to November 1 of the appropriate term. The Agreement provides that Mr. Kolbeck’s base salary is $200,000.

The Agreement also contains provisions regarding bonus opportunities based on formula, targets and criteria determined by the Board of Directors and severance provisions, including severance in the event of termination as a result of a change in control of the Company.  The Agreement also contains a covenant not to compete with the Company for a period of twelve months following termination.

A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 9.01.              Financial Statements and Exhibits.

(c) Exhibits

10.1	Executive Employment Agreement executed as of June 22, 2012, effective as of January 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGENET INTERACTIVE CORPORATION

Date: June 27, 2012	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer